EXECUTION VERSION
March 14, 2013
PAREXEL International Corporation
195 West Street
Waltham, Massachusetts 02451
Ladies and Gentlemen:
The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between J.P. Morgan Securities LLC, as agent for JPMorgan Chase Bank, National Association, London Branch (the “Seller”), and PAREXEL International Corporation, a Massachusetts corporation (the “Purchaser”), on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.
This Confirmation evidences a complete and binding agreement between the Seller and the Purchaser as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if the Seller and the Purchaser had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law but without regard to its choice of law provisions), on the Trade Date. In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

ARTICLE 1
DEFINITIONS
Section 1.01. Definitions. (a) As used in this Confirmation, the following terms shall have the following meanings:
“10b-18 VWAP” means, (A) for any Trading Day described in clause (x) of the definition of Trading Day hereunder, the volume-weighted average price at which the Common Stock trades as reported in the composite transactions for United States exchanges and quotation systems, during the regular trading session for the Exchange (or, if applicable, the Successor Exchange on which the Common Stock has been listed in accordance with Section 7.01(c)) on such Trading Day, excluding (i) trades that do not settle regular way, (ii) opening (regular way) reported trades in the consolidated system on such Trading Day, (iii) trades that occur in the last ten minutes before the scheduled close of trading on the Exchange on such Trading Day and ten minutes before the scheduled close of the primary trading in the market where the trade is effected, and (iv) trades on such Trading Day that do not satisfy the requirements of Rule 10b-18(b)(3), as determined in good faith by the Calculation Agent, or (B) for any Trading Day that is described in clause (y) of the definition of Trading Day hereunder, an amount determined in good faith by the Calculation Agent as 10b-18 VWAP using a volume weighted method based on Rule 10b-18 eligible transactions in the Common Stock on such day. The Calculation Agent shall use the Bloomberg Page “PRXL US <Equity> AQR SEC” (or any successor thereto), (absent manifest error on such page), for such Trading Day to determine the 10b-18 VWAP.

JPMorgan Chase Bank, National Association
Organised under the laws of the United States as a National Banking Association.
Main Office 1111 Polaris Parkway, Columbus, Ohio 43271
Registered as a branch in England & Wales branch No. BR000746.
Registered Branch Office 125 London Wall, London EC2Y 5AJ
Authorised and regulated by the Financial Services Authority

“Additional Termination Event” has the meaning set forth in Section 7.01.
“Affected Party” has the meaning set forth in Section 14 of the Agreement.
“Affected Transaction” has the meaning set forth in Section 14 of the Agreement.
“Affiliated Purchaser” means any “affiliated purchaser” (as such term is defined in Rule 10b-18) of the Purchaser.
“Agreement” has the meaning set forth in the second paragraph of this Confirmation.
“Alternative Termination Delivery Unit” means (i) in the case of a Termination Event (other than following consummation of a Merger Event or Nationalization) or Event of Default (as defined in the Agreement), one share of Common Stock and (ii) in the case of consummation of a Merger Event or Nationalization, a unit consisting of the number or amount of each type of property received by a holder of one share of Common Stock in such Merger Event or Nationalization; provided that if such Merger Event involves a choice of consideration to be received by holders of the Common Stock, an Alternative Termination Delivery Unit shall be deemed to include the amount of cash received by a holder who had elected to receive the maximum possible amount of cash as consideration for his shares.
“Bankruptcy Code” has the meaning set forth in Section 9.07.
“Block Purchase Notice” has the meaning set forth in Section 4.03.
“Business Day” means any day on which the Exchange is open for trading.
“Calculation Agent” means JPMorgan Chase Bank, National Association; provided, however, that if an Event of Default has occurred and is continuing with respect to Seller, then a leading market maker in issuer equity derivatives selected by the Buyer shall act as Calculation Agent.
“Cash Distribution Amount” means, for any “Reference Period” set forth in the Pricing Supplement, the amount specified in the Pricing Supplement for such Reference Period.
“Cash Settlement Amount” means an amount in cash equal to (i) the absolute value of the Settlement Number multiplied by (ii) the dollar volume weighted average price per share at which Seller or its designated affiliate executes purchases of shares of Common Stock during the Cash Settlement Purchase Period in respect of its hedge position for the Transaction.
“Cash Settlement Purchase Period” means the period during which the Seller purchases shares of Common Stock to unwind its hedge position following the Valuation Completion Date, which shall be determined in a commercially reasonable manner and which shall not exceed 30 Trading Days; provided that the Seller may extend the Cash Settlement Purchase Period as it shall determine in good faith and in a commercially reasonable manner to be appropriate in light of legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by the Seller).
“Common Stock” has the meaning set forth in Section 2.01.
“Communications Procedures” has the meaning set forth in Annex C hereto.
“Confirmation” has the meaning set forth in the first paragraph of this letter agreement.
“Contract Fee” means the amount specified as such in the Pricing Supplement.

“Contract Period” means the period commencing on and including the Trade Date and ending on and including the date all payments or deliveries of shares of Common Stock pursuant to Section 3.01 or Section 7.03 have been made.
“Default Notice Day” has the meaning set forth in Section 7.02(a).
“De-Listing” has the meaning set forth in Section 7.01(c).
“Discount” means the amount specified as such in the Pricing Supplement.
“Distribution” has the meaning set forth in Section 7.01(f).
“Distribution Termination Event” has the meaning set forth in Section 7.01(f).
“Early Termination Date” has the meaning set forth in Section 14 of the Agreement.
“Event of Default” has the meaning set forth in Section 14 of the Agreement.
“Exchange” means the NASDAQ Global Select Market.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Expiration Date” means the 92nd Trading Day following the Trade Date.
“Extraordinary Cash Dividend” means the per share cash dividend or distribution, or a portion thereof, declared by the Purchaser on shares of Common Stock that is classified by the board of directors of the Purchaser as an “extraordinary” dividend.
“Indemnified Person” has the meaning set forth in Section 9.02.
“Indemnifying Party” has the meaning set forth in Section 9.02.
“Initial Delivery Percentage” means the percentage specified as such in the Pricing Supplement.
“Initial Number of Shares” means the number of shares of Common Stock, rounded down to the nearest integer, equal to the product of (i) the Initial Delivery Percentage and (ii) the Purchase Price divided by the Initial Share Price.
“Initial Settlement Date” has the meaning set forth in Section 2.02.
“Initial Share Price” means $38.28.
“Merger Event” has the meaning set forth in Section 7.01(d).
“Nationalization” has the meaning set forth in Section 7.01(e).
“New York Banking Day” means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.
“Number of Shares” has the meaning set forth in Section 2.01.
“Obligations” has the meaning set forth in Section 9.02.

“Pricing Supplement” means the Pricing Supplement attached hereto as Annex D.
“Private Placement Agreement” has the meaning set forth in Annex A hereto.
“Private Placement Price” means the private placement value of a share of Common Stock as determined in accordance with Annex A hereto.
“Private Placement Shares” has the meaning set forth in Section 3.01(b).
“Private Placement Procedures” has the meaning set forth in Annex A hereto.
“Private Securities” has the meaning set forth in Annex A hereto.
“Purchase Price” has the meaning set forth in Section 2.01.
“Purchaser” has the meaning set forth in the first paragraph of this Confirmation.
“Purchaser Share Cap” means, for any date, (i) 5,000,000 shares of Common Stock, minus (ii) the net number of shares of Common Stock delivered by the Purchaser to the Seller in respect of this Transaction on or prior to such date, plus (iii) the net number of shares of Common Stock delivered by the Seller to the Purchaser in respect of this Transaction on or prior to such date, subject to appropriate adjustments pursuant to Section 8.02(x).
“Reference Period” means, for any corresponding “Cash Distribution Amount” specified in the Pricing Supplement, the period specified in the Pricing Supplement for such Cash Distribution Amount.
“Registered Shares” has the meaning set forth in Section 3.01(b).
“Registered Shares Fee” means the amount specified as such in the Pricing Supplement.
“Registration Procedures” has the meaning set forth in Annex B hereto.
“Regulation M” means Regulation M under the Exchange Act.
“Rule 10b-18” means Rule 10b-18 promulgated under the Exchange Act (or any successor rule thereto).
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller” has the meaning set forth in the first paragraph hereto.
“Seller Share Cap” means, for any date, (i) 30,000,000 shares of Common Stock minus (ii) the number of shares of Common Stock delivered by the Seller to the Purchaser in respect of this Transaction on or prior to such date, subject to appropriate adjustments pursuant to Section 8.02(x).
“Seller Termination Share Purchase Period” has the meaning set forth in Section 7.03.
“Settlement Date” means (i) if Section 3.01(a)(i) is applicable, the fourth Business Day following the Valuation Completion Date; (ii) if settlement in cash is applicable pursuant to Section 3.01(d), the date of such cash payment determined in accordance with Section 3.01(d)(ii); (iii) if Section 3.01(e) is applicable, the Business Day immediately following the day on which the Seller informs the Purchaser, pursuant to Annex A hereto, of the number of Private Placement Shares required to be delivered; and (iv) if Section 3.01(f) is applicable, each of the dates so advised by the Seller pursuant to Annex B hereto.

“Settlement Number” means a number of shares of Common Stock, rounded down to the nearest integer and which number may be negative, equal to (i) the Valuation Number minus (ii) the Initial Number of Shares.
“Settlement Shares” has the meaning set forth in Section 3.01(b).
“Share De-listing Event” has the meaning set forth in Section 7.01(c).
“Successor Exchange” has the meaning set forth in Section 7.01(c).
“Termination Amount” has the meaning set forth in Section 7.02(a).
“Termination Event” has the meaning set forth in Section 14 of the Agreement.
“Termination Price” means the value of an Alternative Termination Delivery Unit (determined as provided in Annex A hereto).
“Termination Settlement Date” has the meaning set forth in Section 7.03(a).
“Trade Date” has the meaning set forth in Section 2.01.
“Trading Day” means (x) any day (i) other than a Saturday, a Sunday or a day on which the Exchange is not open for business, (ii) during which trading of any securities of the Purchaser on any national securities exchange has not been suspended, (iii) during which there has not been, in the Seller’s good faith and commercially reasonable judgment, a material limitation in the trading of Common Stock or any options contract or futures contract related to the Common Stock, (iv) during which there has been no suspension pursuant to Section 4.02 of this Confirmation and (v) during which the Seller has not received a Block Purchase Notice, or (y) any day that, notwithstanding the occurrence of events contemplated in clauses (ii), (iii) and (iv) of this definition, the Seller determines in its good faith and commercially reasonable judgment to be a Trading Day.
“Transaction” has the meaning set forth in the first paragraph of this Confirmation.
“Valuation Completion Date” has the meaning set forth in the Pricing Supplement.
“Valuation Number” means (i) the Purchase Price divided by (ii) the arithmetic average of the 10b-18 VWAPs for all of the Trading Days in the Valuation Period minus the Discount, as determined by the Calculation Agent in its commercially reasonable judgment. For the avoidance of doubt, if the Discount is a negative number, the difference in clause (ii) of the immediately preceding sentence shall be equal to the arithmetic average of the 10b-18 VWAPs for all of the Trading Days in the Valuation Period plus the absolute value of the Discount.
“Valuation Period” means the period of consecutive Trading Days commencing on and including the first Trading Day following the Trade Date and ending on and including the Valuation Completion Date.
ARTICLE 2
PURCHASE OF THE STOCK
Section 2.01. Purchase of the Stock. Subject to the terms and conditions of this Confirmation, the Purchaser agrees to purchase from the Seller, and the Seller agrees to sell to the Purchaser, on March 14, 2013 or on such other Business Day as the Purchaser and the Seller shall otherwise agree (the “Trade Date”), a number of shares (the “Number of Shares”) of the Purchaser’s common stock, par value $0.01 per share (“Common Stock”), for a purchase price equal to $50,000,000.00 (the “Purchase Price”). The Number of Shares purchased by the Purchaser hereunder shall be determined in accordance with the terms of this Confirmation.

Section 2.02. Delivery and Payments. On the first Business Day immediately following the Trade Date (such day, the “Initial Settlement Date”), the Seller shall deliver the Initial Number of Shares to the Purchaser, upon payment by the Purchaser of (i) an amount equal to the Purchase Price to the Seller and (ii) the Contract Fee to J.P. Morgan Securities LLC; provided that if the Seller is unable, using commercially reasonable efforts, to borrow or otherwise acquire a number of shares of Common Stock equal to the Initial Number of Shares for delivery to the Purchaser on the Initial Settlement Date, the Initial Number of Shares shall be reduced to such number of shares of Common Stock as the Seller is able to borrow or otherwise acquire and any amounts payable by the Purchaser pursuant to this Article 2 shall be reduced correspondingly. Such delivery and payment shall be effected in accordance with the Seller’s customary procedures.
Section 2.03. Conditions to Seller’s Obligations. The Seller’s obligation to deliver the Initial Number of Shares to the Purchaser on the Initial Settlement Date is subject to the condition that the representations and warranties made by the Purchaser in the Agreement shall be true and correct as of the date hereof and the Initial Settlement Date.
ARTICLE 3
SUBSEQUENT PAYMENTS OR SHARE DELIVERIES
Section 3.01. Subsequent Payments or Share Deliveries. (a) (i) If the Settlement Number is greater than zero, the Seller shall deliver to the Purchaser a number of shares of Common Stock equal to the Settlement Number on the Settlement Date in accordance with the Seller’s customary procedures; and
(ii)    if the Settlement Number is less than zero, the Purchaser shall, in its sole discretion, subject to the terms of this Confirmation, make a payment of cash or delivery of shares of Common Stock to the Seller in respect of the absolute value of the Settlement Number, as provided in this Section 3.01.
(b)    Subject to Section 3.01(c), payment of the absolute value of the Settlement Number by the Purchaser to the Seller shall be in cash or validly issued shares of Common Stock (“Settlement Shares”), and if in shares of Common Stock, then in shares to be sold in a private placement (“Private Placement Shares”) or registered shares (“Registered Shares”), as the Purchaser shall elect in its sole discretion, subject to the terms of this Confirmation, which binding election shall be made by written notice to the Seller no later than the close of business on the second Business Day following the Valuation Completion Date; provided that by making an election to deliver Settlement Shares pursuant to this Section 3.01(b), the Purchaser shall be deemed to make the representations and warranties in Section 5.01 as if made on the date of the Purchaser’s election; and provided further that if the Purchaser fails to make such election by such date, the Purchaser shall be deemed to have elected settlement in cash.
(c)    (i)    Any election by the Purchaser to deliver the absolute value of the Settlement Number in Settlement Shares pursuant to clause (b) of this Section 3.01 shall not be valid, and settlement in cash shall apply, if the representations and warranties made by the Purchaser to the Seller in Section 5.01 are not true and correct in all material respects as of the date the Purchaser makes such election.
(ii)    Notwithstanding any election by the Purchaser to make payment of the absolute value of the Settlement Number in Settlement Shares, at any time prior to the time the Seller (or any affiliate of the Seller) has contracted to resell all or any portion of such Settlement Shares, the Purchaser may elect to deliver in lieu of such Settlement Shares an amount in cash equal to the absolute value of the Settlement Number with respect to any Settlement Shares not yet contracted to be sold, in which case the provisions of Section 3.01(d) shall apply with respect to such amount; provided that any such election by the Purchaser pursuant to this clause (ii) shall not be valid and settlement in Settlement Shares shall continue to apply if the representations and warranties made by the Purchaser to the Seller in Section 5.01(a) are not true and correct in all material respects as of the date the Purchaser makes such election.

(iii)    If the Purchaser elects to make payment of the absolute value of the Settlement Number (A) in Private Placement Shares and fails to comply with the requirements set forth in Section 3.01(e) or Annex A hereto or takes any action that would make unavailable either (1) the exemption set forth in Section 4(2) of the Securities Act for the sale of any Private Placement Shares by the Purchaser to the Seller or (2) an exemption from the registration requirements of the Securities Act reasonably acceptable to the Seller for resales of Private Placement Shares by the Seller, or (B) in Registered Shares and fails to comply with the requirements set forth in Section 3.01(f) or Annex B hereto; then in the case of either (A) or (B), the Purchaser shall deliver in lieu of any Private Placement Shares or Registered Shares an amount in cash equal to the absolute value of the Settlement Number with respect to any Settlement Shares not yet sold, in which case the provisions of Section 3.01(d) shall apply with respect to such amount.
(d)    (i)    If the Purchaser elects to pay the absolute value of the Settlement Number in cash, if settlement in cash is otherwise applicable in accordance with this Section 3.01, or if the Purchaser elects to make payment of the absolute value of the Settlement Number in Private Placement Shares pursuant to Section 3.01(e), then the Calculation Agent shall determine an amount in cash equal to the Cash Settlement Amount.
(ii)    If cash settlement is applicable, payment of the Cash Settlement Amount shall be made by wire transfer of immediately available U.S. dollar funds on the first Business Day immediately following the date of notification by the Seller to the Purchaser of the Cash Settlement Amount or such later Business Day as determined by the Seller in its sole discretion.
(e)    If the Purchaser elects to make payment of the absolute value of the Settlement Number in Private Placement Shares, then on the Settlement Date, the Purchaser shall deliver to the Seller a number of Settlement Shares equal to (A) the Cash Settlement Amount divided by (B) the Private Placement Price (determined by the Calculation Agent in a commercially reasonable manner in accordance with the Private Placement Procedures contained in Annex A hereto).
(f)    If the Purchaser elects to make payment of the absolute value of the Settlement Number in Registered Shares, then the Purchaser shall deliver to the Seller a number of Settlement Shares equal to (A) the absolute value of the Settlement Number plus (B) an additional number of Settlement Shares to take into account the Registered Shares Fee on the absolute value of the Settlement Number. Such Settlement Shares shall be delivered in such numbers and on such dates on or following the Valuation Completion Date as are specified by the Seller in accordance with the Registration Procedures contained in Annex B hereto.
Section 3.02. Private Placement Procedures and Registration Procedures. If the Purchaser elects to deliver Private Placement Shares pursuant to Section 3.01(b) or elects to deliver Alternative Termination Delivery Units pursuant to Section 7.02(a), the Private Placement Procedures contained in Annex A hereto shall apply, and if the Purchaser elects to deliver Registered Shares pursuant to Section 3.01(b), the Registration Procedures contained in Annex B hereto shall apply.
Section 3.03. Continuing Obligation to Deliver Shares. (a) If at any time, as a result of provisions limiting deliveries of shares of Common Stock to the Purchaser Share Cap, the Purchaser fails to deliver to the Seller any shares of Common Stock, the Purchaser shall, to the extent that the Purchaser has at such time authorized but unissued shares of Common Stock not reserved for other purposes, promptly notify the Seller thereof and deliver to the Seller a number of shares of Common Stock not previously delivered as a result of such provisions.
(b)    The Purchaser agrees to use its best efforts to cause the number of authorized but unissued shares of Common Stock to be increased, if necessary, to an amount sufficient to permit the Purchaser to fulfill its obligations under this Section 3.03.

ARTICLE 4
MARKET TRANSACTIONS
Section 4.01. Transactions by the Seller. (a) The parties agree and acknowledge that:
(i)    During the Valuation Period, the Seller (or its agent or affiliate) may effect transactions in shares of Common Stock in connection with this Confirmation. The timing of such transactions by the Seller, the price paid or received per share of Common Stock pursuant to such transactions and the manner in which such transactions are made, including without limitation whether such transactions are made on any securities exchange or privately, shall be within the sole judgment of the Seller exercised in good faith.
(ii)    During any Cash Settlement Purchase Period and any Seller Termination Share Purchase Period, the Seller (or its agent or affiliate) may purchase shares of Common Stock in connection with this Confirmation. The timing of such purchases by the Seller, the price paid per share of Common Stock pursuant to such purchases and the manner in which such purchases are made, including without limitation whether such purchases are made on any securities exchange or privately, shall be within the sole judgment of the Seller exercised in good faith; provided that the Seller shall use good faith and commercially reasonable efforts to make all purchases of Common Stock in a manner that would comply with the limitations set forth in clauses (b)(2), (b)(3), (b)(4) and (c) of Rule 10b-18 (but without regard to clause (a)(13)(iv) of Rule 10b-18) as if such rule were applicable to such purchases.
(iii)    The Purchaser shall, at least one day prior to the first day of the Valuation Period, any Cash Settlement Purchase Period and any Seller Termination Share Purchase Period, notify the Seller of the total number of shares of Common Stock purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception set forth in Rule 10b-18(b)(4) by or for the Purchaser or any of its Affiliated Purchasers during each of the four calendar weeks preceding such day and during the calendar week in which such day occurs (“Rule 10b-18 purchase” and “blocks” each being used as defined in Rule 10b-18), which notice shall be substantially in the form set forth as Exhibit A hereto.
(b)    The Purchaser acknowledges and agrees that (i) all transactions effected pursuant to Section 4.01 hereunder shall be made in the Seller’s sole judgment exercised in good faith and for the Seller’s own account and (ii) the Purchaser does not have, and shall not attempt to exercise, any influence over how, when or whether to effect such transactions, including, without limitation, the price paid or received per share of Common Stock pursuant to such transactions whether such transactions are made on any securities exchange or privately. It is the intent of the Seller and the Purchaser that this Transaction comply with the requirements of Rule 10b5-1(c) of the Exchange Act and that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) and the Seller shall take no action that results in the Transaction not so complying with such requirements.
(c)    Notwithstanding anything to the contrary in this Confirmation, the Purchaser acknowledges and agrees that, on any day, the Seller shall not be obligated to deliver or receive any shares of Common Stock to or from the Purchaser and the Purchaser shall not be entitled to receive any shares of Common Stock from the Seller on such day, to the extent (but only to the extent) that after such transactions the Seller’s ultimate parent entity would directly or indirectly beneficially own (as such term is defined for purposes of Section 13(d) of the Exchange Act) at any time on such day in excess of 8.0% of the outstanding shares of Common Stock. Any purported receipt or delivery of shares of Common Stock shall be void and have no effect to the extent (but only to the extent) that after any receipt or delivery of such shares of Common Stock the Seller’s ultimate parent entity would directly or indirectly so beneficially own in excess of 8.0% of the outstanding shares of Common Stock. If, on any day, any delivery or receipt of shares of Common Stock by the Seller is not effected, in whole or in part, as a result of this provision, the Seller’s and Purchaser’s respective obligations to make or accept such receipt or delivery shall not be extinguished and such receipt or delivery shall be effected over time as promptly as the Seller determines, in the commercially reasonable determination of the Seller, that after such receipt or delivery its ultimate parent entity would not directly or indirectly beneficially own in excess of 8.0% of the outstanding shares of Common Stock.

Section 4.02. Adjustment of Transaction for Securities Laws. (a) Notwithstanding anything to the contrary in Section 4.01(a), if, (x) based on the advice of counsel, the Seller reasonably determines that on any Trading Day, the Seller’s trading activity in order to manage its commercially reasonable economic hedge in respect of the Transaction would not be advisable in respect of applicable securities laws, or (y) the Seller receives a Block Purchase Notice pursuant to Section 4.03, then the Seller may extend the Expiration Date, modify the Valuation Period or otherwise adjust the terms of the Transaction in its good faith and commercially reasonable discretion to ensure the Seller’s compliance with such laws and to preserve the fair value of the Transaction. The Seller shall notify the Purchaser of the exercise of the Seller’s rights pursuant to this Section 4.02(a) upon such exercise and upon request, shall provide the Purchaser with a schedule setting forth in reasonable detail the basis of any adjustment made to the Transaction pursuant to this Section 4.02(a).
(b)    The Purchaser agrees that, during the Contract Period, neither the Purchaser nor any of its affiliates or agents shall make any distribution (as defined in Regulation M) of Common Stock, or any security for which the Common Stock is a reference security (as defined in Regulation M), unless the Purchaser has provided written notice to the Seller of (i) such “restricted period” (as defined in Regulation M) not later than 4:00 p.m., New York City time, on the Business Day immediately preceding the first day of the restricted period for such distribution (such notice, the “Notice of Restricted Period”); and (ii) written notice (x) of the final date of such restricted period no later than 4:00 p.m., New York City time, on the Business Day immediately following the completion of the related restricted period or (y) that no such distribution has occurred or is imminent (such notice, the “Notice of Completion of Restricted Period”). The Purchaser acknowledges that any such Notice of Restricted Period may cause the provisions of Section 4.02(a) above to apply. Additionally, the Purchaser acknowledges and agrees that any notices given under this section must comply with the standards set forth in Section 5.01(b).
Section 4.03. Purchases of Common Stock by the Purchaser. Without the prior written consent of the Seller, the Purchaser shall not, and shall cause its affiliates and affiliated purchasers (each as defined in Rule 10b-18) not to, directly or indirectly (including, without limitation, by means of a derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any shares of Common Stock (or equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for shares of Common Stock during the Contract Period, provided, however, that without the prior written consent of the Seller, the Purchaser may purchase shares of Common Stock pursuant to a publicly announced stock buyback program during the Valuation Period, so long as (i) on any day such purchases are conducted solely through the same broker or dealer used by Seller in effecting purchases of Common Stock in connection with this Confirmation; (ii) on any Trading Day during the Valuation Period, such purchases do not exceed 7.5% of the ADTV (as defined in Rule 10b-18(a)(1)) on such Trading Day, and (iii) such purchases otherwise comply with other provisions of Rule 10b-18 and other applicable laws, rules and regulation. The foregoing shall not limit (i) delivery of shares of Common Stock of affiliates or affiliated purchasers pursuant to the terms of convertible securities, warrants, options or other similar securities outstanding as of the Trade Date, (ii) counterparty’s ability (or the ability of any “agent independent of the issuer” (as defined in Rule 10b-18)), pursuant to any plan (as defined in Rule 10b-18) of the Purchaser, to re-acquire shares of Common Stock in connection with any equity transaction related to such plan or to limit the Purchaser’s ability to withhold shares of Common Stock to cover tax liabilities associated with such equity transactions or otherwise restrict the Purchaser’s ability to repurchase shares of Common Stock under privately negotiated or off-market transactions (including, without limitation, an agreement relating to employee benefit plans or transactions with any of the Purchaser’s employees, officers, directors or affiliates), so long as any re-acquisition, withholding or repurchase does not constitute a “Rule 10b-18 purchase” (as defined in Rule 10b-18), (iii) purchases pursuant to any odd-lot program conducted by the Purchaser or its affiliates or affiliated purchasers with regard to shares of Common Stock and (iv) a block purchase (as defined in Rule 10b-18) that complies with Rule 10b-18, is executed prior to the opening of the Exchange on such date of purchase through the same broker or dealer used by Seller in effecting purchases of Common Stock in connection with this Confirmation and for which an EDG Permitted Contact receives notice (such notice, a “Block Purchase Notice”) prior to the opening of the Exchange on such date of purchase. The Purchaser acknowledges and agrees that the receipt of a Block Purchase Notice by an EDG Permitted Contact shall result in an adjustment to the terms of the Transaction pursuant to Section 4.02(a) of this Confirmation.

ARTICLE 5
REPRESENTATIONS, WARRANTIES AND AGREEMENTS
Section 5.01. Repeated Representations, Warranties and Agreements of the Purchaser. The Purchaser represents and warrants to, and agrees with, the Seller, on the date hereof and on any date pursuant to which the Purchaser makes an election to deliver Settlement Shares pursuant to Section 3.01, to pay cash in lieu of Settlement Shares pursuant to Section 3.01(c)(ii) or to receive or deliver Alternative Termination Delivery Units pursuant to Section 7.03, that:
(a)    Disclosure; Compliance with Laws. The reports and other documents filed by the Purchaser with the SEC pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading. The Purchaser is not in possession of any material nonpublic information regarding the Purchaser or the Common Stock.
(b)    Rule 10b5-1. The Purchaser acknowledges that (i) the Purchaser does not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Common Stock by the Seller (or its agent or affiliate) in connection with this Confirmation and (ii) the Purchaser is entering into the Agreement and this Confirmation in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act. The Purchaser also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no amendment, modification or waiver shall be made at any time at which the Purchaser or any officer or director of the Purchaser is aware of any material nonpublic information regarding the Purchaser or the Common Stock.
(c)    Nature of Shares Delivered. Any shares of Common Stock or Alternative Termination Delivery Units delivered to the Seller pursuant to this Confirmation, when delivered, shall have been duly authorized and shall be duly and validly issued, fully paid and nonassessable and free of preemptive or similar rights, and such delivery shall pass title thereto free and clear of any liens or encumbrances.
(d)    No Manipulation. The Purchaser is not entering into this Confirmation to create actual or apparent trading activity in the Common Stock (or any security convertible into or exchangeable for Common Stock) or to manipulate the price of the Common Stock (or any security convertible into or exchangeable for Common Stock).
(e)    Regulation M. The Purchaser is not engaged in, and is not currently contemplating engaging in, a distribution, as such term is used in Regulation M, that would preclude purchases by the Purchaser or the Seller of the Common Stock or cause the Seller to violate any law, rule or regulation with respect to such purchases.
(f)    Board Authorization. The Purchaser is entering into this Transaction in connection with its share repurchase program, which was approved by its board of directors and publicly disclosed, solely for the purposes stated in such board resolution and public disclosure. There is no internal policy of the Purchaser, whether written or oral, that would prohibit the Purchaser from entering into any aspect of this Transaction, including, but not limited to, the purchases of shares of Common Stock to be made pursuant hereto.

(g)    Due Authorization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Massachusetts. This Confirmation has been duly authorized, executed and delivered by the Purchaser and (assuming due authorization, execution and delivery thereof by the Seller) constitutes a valid and legally binding obligation of the Purchaser, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Purchaser has all corporate power to enter into this Confirmation and to consummate the transactions contemplated hereby and to purchase the Common Stock and deliver any Settlement Shares in accordance with the terms hereof.
(h)    Certain Transactions. There has not been any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition, or similar transaction involving a recapitalization relating to the Purchaser that (a) has not been completed or as to which a vote by the target shareholders has not been completed and (b) would fall within the scope of Rule 10b-18(a)(13)(iv).
Section 5.02. Initial Representations, Warranties and Agreements of the Purchaser. The Purchaser represents and warrants to, and agrees with the Seller, as of the date hereof, that:
(a)    Solvency. The assets of the Purchaser at their fair valuation exceed the liabilities of the Purchaser, including contingent liabilities; the capital of the Purchaser is adequate to conduct the business of the Purchaser and the Purchaser has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.
(b)    Required Filings. The Purchaser has made, and will use its best efforts to make, all filings required, as determined by the Purchaser in reasonable reliance on the advice of counsel, to be made by it with the SEC, any securities exchange or any other regulatory body in the United States with respect to the Transaction contemplated hereby.
(c)    No Conflict. The execution and delivery by the Purchaser of, and the performance by the Purchaser of its obligations under, this Confirmation and the consummation of the transactions herein contemplated do not conflict with or violate (i) any provision of the certificate of incorporation, by-laws or other constitutive documents of the Purchaser, (ii) any statute or order, rule, regulation or judgment of any court or governmental agency or body having jurisdiction over the Purchaser or any of its subsidiaries or any of their respective assets or (iii) any contractual restriction binding on or affecting the Purchaser or any of its subsidiaries or any of its assets, except, in the case of clause (iii) above, where such conflict or violation would not reasonably be expected to have a material adverse effect on the Purchaser’s or the Seller’s ability to perform its obligations under the Transaction.
(d)    Consents. All governmental and other consents that are required to have been obtained by the Purchaser with respect to performance, execution and delivery of this Confirmation have been obtained and are in full force and effect and all conditions of any such consents have been complied with.
(e)    Investment Company Act. The Purchaser is not and, after giving effect to the transactions contemplated in this Confirmation, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
(f)    Commodity Exchange Act. The Purchaser is an “eligible contract participant”, as such term is defined in Section 1a(12) of the Commodity Exchange Act, as amended.
(g)    Suitability. The Purchaser (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least $50 million as of the date hereof.

Section 5.03. Additional Representations, Warranties and Agreements. The Purchaser and the Seller represent and warrant to, and agree with, each other that:
(a)    Agency. Each party agrees and acknowledges that (i) J.P. Morgan Securities LLC, an affiliate of the Seller (“JPMS”), has acted solely as agent and not as principal with respect to this Transaction and (ii) JPMS has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of this Transaction (including, if applicable, in respect of the settlement thereof). Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under this Transaction. JPMS is authorized to act as agent for the Seller.
(b)    Non-Reliance. Each party has entered into this Transaction solely in reliance on its own judgment. Neither party has any fiduciary obligation to the other party relating to this Transaction. In addition, neither party has held itself out as advising, or has held out any of its employees or agents as having the authority to advise, the other party as to whether or not the other party should enter into this Transaction, any subsequent actions relating to this Transaction or any other matters relating to this Transaction. Neither party shall have any responsibility or liability whatsoever in respect of any advice of this nature given, or views expressed, by it or any such persons to the other party relating to this Transaction, whether or not such advice is given or such views are expressed at the request of the other party. The Purchaser has conducted its own analysis of the legal, accounting, tax and other implications of this Transaction and consulted such advisors, accountants and counsel as it has deemed necessary.
Section 5.04. Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser that:
(a)    Due Authorization. This Confirmation has been duly authorized, executed and delivered by the Seller and (assuming due authorization, execution and delivery thereof by the Purchaser) constitutes a valid and legally binding obligation of the Seller. The Seller has all corporate power to enter into this Confirmation and to consummate the transactions contemplated hereby and to deliver the Common Stock in accordance with the terms hereof.
(b)    Right to Transfer. The Seller will, at the Initial Settlement Date and on any other day on which it is required to deliver shares of Common Stock to the Purchaser hereunder, have the free and unqualified right to transfer the Number of Shares of Common Stock to be delivered by the Seller pursuant to Sections 2.01 and 3.01 hereof, free and clear of any security interest, mortgage, pledge, lien, charge, claim, equity or encumbrance of any kind.
(c)    Commodity Exchange Act. The Seller is an “eligible contract participant”, as such term is defined in Section 1a(12) of the Commodity Exchange Act, as amended.
ARTICLE 6
ADDITIONAL COVENANTS
Section 6.01. Further Assurances. Each party hereby agrees that it shall cooperate with the other party, and execute and deliver, or use its reasonable efforts to cause to be executed and delivered, all such other instruments, and to obtain all consents, approvals or authorizations of any person, and take all such other actions as may be reasonably requested by the other party from time to time, consistent with the terms of this Confirmation, in order to effectuate the purposes of this Confirmation and the Transaction contemplated hereby.
Section 6.02. Purchaser’s Hedging Transactions. The Purchaser hereby agrees with the Seller that the Purchaser shall not, during the Contract Period, enter into or alter any corresponding or hedging transaction or position with respect to the Common Stock (including, without limitation, with respect to any securities convertible or exchangeable into the Common Stock) and agrees not to alter or deviate from the terms of this Confirmation.

Section 6.03. No Communications. The Purchaser hereby agrees with the Seller that the Purchaser shall not, directly or indirectly, communicate any information relating to the Common Stock or this Transaction (including any notices required by Section 6.05) to any employee of the Seller or J.P. Morgan Securities LLC, other than as set forth in the Communications Procedures attached as Annex C hereto.
Section 6.04. Maximum Deliverable Number of Shares of Common Stock. (a) Notwithstanding any other provision of this Confirmation, the Purchaser shall not be required to deliver Settlement Shares, or shares of Common Stock or other securities comprising the aggregate Alternative Termination Delivery Units, in excess of the Purchaser Share Cap, in each case except to the extent that the Purchaser has available at such time authorized but unissued shares of such Common Stock or other securities not expressly reserved for any other uses (including, without limitation, shares of Common Stock reserved for issuance upon the exercise of options or convertible debt). The Purchaser shall not permit the sum of (i) the Purchaser Share Cap plus (ii) the aggregate number of shares expressly reserved for any such other uses, in each case whether expressed as caps or as numbers of shares reserved or otherwise, to exceed at any time the number of authorized but unissued shares of Common Stock.
(b)    Notwithstanding any other provision of this Confirmation, the Seller shall not be required to deliver Settlement Shares, or shares of Common Stock or other securities comprising the aggregate Alternative Termination Delivery Units, in excess of the Seller Share Cap.
Section 6.05. Notice of Certain Transactions. If at any time during the Contract Period, the Purchaser makes, or expects to be made, or has made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition, or similar transaction involving a recapitalization relating to the Purchaser (other than any such transaction in which the consideration consists solely of cash and there is no valuation period, or as to which the completion of such transaction or the completion of the vote by target shareholders has occurred) as to which the limitations in Rule 10b-18(a)(13)(iv) would apply, then the Purchaser shall (i) notify the Seller prior to the opening of trading in the Common Stock on any day on which the Purchaser makes, or expects to be made, or has made any such public announcement, (ii) notify the Seller promptly following any such announcement (or, if later, prior to the opening of trading in the Common Stock on the first day of any Seller Termination Share Payment Period) that such announcement has been made and (iii) promptly deliver to the Seller following the making of any such announcement (or, if later, prior to the opening of trading in the Common Stock on the first day of any Seller Termination Share Payment Period) a certificate indicating (A) the Purchaser’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of such announcement and (B) the Purchaser’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of such announcement. In addition, the Purchaser shall promptly notify the Seller of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Accordingly, the Purchaser acknowledges that its actions in relation to any such announcement or transaction must comply with the standards set forth in Section 6.03.
Section 6.06. Delivery or Receipt of Cash. For the avoidance of doubt, other than payment of the Purchase Price by the Purchaser, nothing in this Confirmation shall be interpreted as requiring the Purchaser to cash settle this Transaction, except in circumstances where cash settlement is within the Purchaser’s control (including, without limitation, where the Purchaser elects to deliver or receive cash, where the Purchaser fails timely to elect to deliver Settlement Shares or to deliver or receive Alternative Termination Delivery Units, or where the Purchaser has made Private Placement settlement in accordance with Annex A unavailable due to the occurrence of events within its control ) or in those circumstances in which holders of the Common Stock would also receive cash.

ARTICLE 7
TERMINATION
Section 7.01. Additional Termination Events. (a) An Additional Termination Event shall occur in respect of which the Purchaser is the sole Affected Party and this Transaction is the sole Affected Transaction if, on any day, the Seller determines, in its sole reasonable judgment, that, after using commercially reasonable efforts to mitigate any of the following risks, it is unable to establish, re-establish or maintain any hedging transactions reasonably necessary in the normal course of such party’s business to hedge the price and market risk of entering into and performing its obligations under this Transaction, due to market illiquidity, illegality or lack of availability of hedging transaction market participants.
(b)    An Additional Termination Event shall occur in respect of which the Purchaser is the sole Affected Party and this Transaction is the sole Affected Transaction if (i) a Share De-listing Event occurs; (ii) a Merger Event occurs; (iii) a Nationalization occurs, (iv) a Distribution Termination Event occurs or (v) an event described in paragraph III of Annex C occurs.
(c)    A “Share De-listing Event” means that at any time during the Contract Period, the Common Stock ceases to be listed, traded or publicly quoted on the Exchange for any reason (other than a Merger Event, a “De-Listing”) and is not immediately re-listed, traded or quoted as of the date of such de-listing, on another U.S. national securities exchange or a U.S. automated interdealer quotation system (a “Successor Exchange”); provided that it shall not constitute an Additional Termination Event if the Common Stock is immediately re-listed on a Successor Exchange upon its De-Listing from the Exchange, and the Successor Exchange shall be deemed to be the Exchange for all purposes. In addition, in lieu of designating an Early Termination Date in respect of such event, the Seller shall have the right to make any commercially reasonable adjustments to the terms of the Transaction that the Seller determines appropriate in its reasonable good faith judgment to preserve the fair value of the Transaction.
(d)    A “Merger Event” means the public announcement, including any public announcement as defined in Rule 165(f) of the Securities Act (by the Purchaser or otherwise, but with respect to (iv) by the Purchaser only) at any time during the Contract Period of any (i) planned recapitalization, reclassification or change of the Common Stock that will, if consummated, result in a transfer of more than 20% of the outstanding shares of Common Stock, (ii) planned consolidation, amalgamation, merger or similar transaction of the Purchaser with or into another entity (other than a consolidation, amalgamation or merger in which the Purchaser will be the continuing entity and which does not result in any such recapitalization, reclassification or change of more than 20% of such shares outstanding), (iii) other takeover offer for the shares of Common Stock that is aimed at resulting in a transfer of more than 20% of such shares of Common Stock (other than such shares owned or controlled by the offeror), (iv) intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that, if consummated, would result in any of the foregoing or (v) irrevocable commitment to any of the foregoing.
(e)    A “Nationalization” means that all or substantially all of the outstanding shares of Common Stock or assets of the Purchaser are nationalized, expropriated or are otherwise required to be transferred to any governmental agency, authority or entity.
(f)    A “Distribution Termination Event” means a declaration by the Purchaser of any cash, stock or other dividend or distribution on shares of Common Stock, other than an Extraordinary Cash Dividend (a “Distribution”), that has a record date during the Contract Period, the value of which, together with all prior declared Distributions that have a record date during the same Reference Period of the Purchaser, exceeds the Cash Distribution Amount specified in the Pricing Supplement for such Reference Period (it being understood that a calculation of the Termination Amount in connection with a Distribution Termination Event shall not give effect to any related Distribution).

Section 7.02. Consequences of Additional Termination Events. (a) In the event of the occurrence or effective designation of an Early Termination Date under the Agreement, cash settlement, as set forth in Section 7.02(b), shall apply unless (i) the Purchaser elects (which election shall be binding), in lieu of payment or receipt, as applicable, of the amount payable in respect of this Transaction pursuant to Section 6(d)(ii) of the Agreement (the “Termination Amount”), to deliver or to receive Alternative Termination Delivery Units pursuant to Section 7.03, and (ii) notifies the Seller of such election by delivery of written notice to the Seller on the Business Day immediately following the Purchaser’s receipt of a notice (as required by Section 6(d) of the Agreement following the designation of an Early Termination Date in respect of this Transaction) setting forth the amounts payable by the Purchaser or by the Seller with respect to such Early Termination Date (the date of such delivery, the “Default Notice Day”); provided that the Purchaser shall not have the right to elect the delivery or receipt of the Alternative Termination Delivery Units pursuant to Section 7.03 if:
(i)    the representations and warranties made by the Purchaser to the Seller in Section 5.01 are not true and correct in all material respects as of the date the Purchaser makes such election, as if made on such date, or
(ii)    in the event that the Termination Amount is payable by the Purchaser to the Seller, (A) the Purchaser has taken any action that would make unavailable (x) the exemption set forth in Section 4(2) of the Securities Act, for the sale of any Alternative Termination Delivery Units by the Purchaser to the Seller or (y) an exemption from the registration requirements of the Securities Act reasonably acceptable to the Seller for resales of Alternative Termination Delivery Units by the Seller, and (B) such Early Termination Date is in respect of an Event of Default which is within Purchaser’s control (including, without limitation, failure to execute a Private Placement Agreement or otherwise comply with the requirements applicable to Purchaser set forth in Annex A hereto).
For the avoidance of doubt, upon the Purchaser’s making an election to deliver Alternative Termination Delivery Units pursuant to this Section 7.02(a), the Purchaser shall be deemed to make the representations and warranties in Section 5.01 hereof as if made on the date of the Purchaser’s election. Notwithstanding the foregoing, at any time prior to the time the Seller (or any affiliate of the Seller) has contracted to resell the property to be delivered upon alternative termination settlement, the Purchaser may deliver in lieu of such property an amount in cash equal to the Termination Amount in the manner set forth in Section 6(d) of the Agreement.
(b)    If cash settlement applies in respect of an Early Termination Date, Section 6 of the Agreement shall apply.
(c)    The parties acknowledge and agree that in calculating the Termination Amount, the Seller may (but need not) determine such amount based on (i) expected losses assuming a commercially reasonable (including, without limitation, with regard to reasonable legal and regulatory guidelines) risk bid were used to determine loss or (ii) the price at which one or more market participants would offer to sell to the Seller a block of shares of Common Stock equal in number to the Seller’s hedge position in relation to the Transaction.
Section 7.03. Alternative Termination Settlement. (a) Subject to Section 7.02(a), if the Termination Amount shall be payable by the Purchaser to the Seller and the Purchaser elects to deliver the Alternative Termination Delivery Units to the Seller, the Purchaser shall, as soon as directed by the Seller after the Default Notice Day (such date, the “Termination Settlement Date”), deliver to the Seller a number of Alternative Termination Delivery Units equal to the quotient of (A) the Termination Amount divided by (B) the Termination Price.

(b)    Subject to Section 7.02(a), if the Termination Amount shall be payable by the Seller to the Purchaser and the Purchaser elects to receive the Alternative Termination Delivery Units from the Seller, (i) the Seller shall, beginning on the first Trading Day following the Default Notice Day and ending when the Seller shall have satisfied its obligations under this clause (the “Seller Termination Share Purchase Period”), purchase (subject to the provisions of Section 4.01 and Section 4.02 hereof) a number of Alternative Termination Delivery Units equal to the quotient of (A) the Termination Amount divided by (B) the Termination Price; and (ii) the Seller shall deliver such Alternative Termination Delivery Units to the Purchaser on the settlement dates relating to such purchases.
Section 7.04. Notice of Default. If an Event of Default occurs in respect of the Purchaser, the Purchaser will, promptly upon becoming aware of it, notify the Seller specifying the nature of such Event of Default.
ARTICLE 8
ADJUSTMENTS
Section 8.01. Cash Dividends. (a) If the Purchaser declares any Extraordinary Cash Dividend that has a record date during the Contract Period, then prior to or on the date on which such Extraordinary Cash Dividend is paid by the Purchaser to holders of record, the Purchaser shall pay to the Seller an amount in cash equal to the product of (i) the amount of such Extraordinary Cash Dividend and (ii) the theoretical short delta number of shares as of the opening of business on the related ex-dividend date, as determined by the Calculation Agent, required for the Seller to hedge its exposure to the Transaction.
(b)    [reserved]
Section 8.02. Other Dilution Adjustments. If (x) any corporate event occurs having a dilutive or concentrative effect on the theoretical value of the Common Stock (other than any cash dividend but including, without limitation, a spin-off, a stock split, reorganization, rights offering or recapitalization), or (y) as a result of the definition of Trading Day (whether because of a suspension of transactions pursuant to Section 4.02 or otherwise), any day that would otherwise be a Trading Day during the Contract Period is not a Trading Day or on such Trading Day, pursuant to Section 4.02, the Seller effects transactions with respect to shares of Common Stock at a volume lower than originally anticipated (as determined in a commercially reasonable manner by the Seller) with respect to this Transaction, or (z) as a result of market conditions, the Seller incurs additional costs in connection with maintaining its hedge position with respect to this Transaction resulting from the insufficient availability of stock lenders willing and able to lend shares of Common Stock with a borrow cost not significantly greater than the cost as of the date hereof and otherwise on terms consistent with those as of the date hereof, then in any such case, the Calculation Agent shall make corresponding adjustments with respect to any variable relevant to the terms of the Transaction, as the Calculation Agent determines appropriate in its commercially reasonable discretion to preserve the fair value of the Transaction, and shall determine the effective date of such adjustment and shall notify the Purchaser and the Seller of such adjustment, and shall provide, upon request, a schedule setting forth in reasonable detail the basis of such adjustment.
ARTICLE 9
MISCELLANEOUS
Section 9.01. Successors and Assigns. All covenants and agreements in this Confirmation made by or on behalf of either of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

Section 9.02. Purchaser Indemnification. The Purchaser (the “Indemnifying Party”) agrees to indemnify and hold harmless the Seller and its officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities, joint or several (collectively, “Obligations”) resulting from a breach by the Purchaser of this Confirmation or any claim, litigation, investigation or proceeding relating directly thereto, and to reimburse, each such Indemnified Person for any reasonable legal or other expenses incurred in connection with investigating, preparation for, providing evidence for or defending any of the foregoing, provided, however, that the Indemnifying Party shall not have any liability to any Indemnified Person to the extent that such Obligations result from the gross negligence, willful misconduct, bad faith, violation of law by such Indemnified Person or breach of this Agreement by such Indemnified Person (and in such case, such Indemnified Person shall promptly return to the Indemnifying Party any amounts previously expended by the Indemnifying Party hereunder) or (ii) are trading losses incurred by the Seller as part of its purchases or sales of shares of Common Stock pursuant to this Confirmation (unless and, to the extent that, the losses are directly related to a breach by the Purchaser of an agreement, term or covenant herein).
Section 9.03. Assignment and Transfer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Seller to purchase, sell, receive or deliver any shares of Common Stock or other securities to or from the Purchaser, Seller may designate any of its affiliates to purchase, sell, receive or deliver such shares of Common Stock or other securities and otherwise to perform the Seller’s obligations in respect of this Transaction and any such designee may assume such obligations. The Seller may assign the right to receive Settlement Shares to any third party who may legally receive Settlement Shares. The Seller shall be discharged of its obligations to the Purchaser only to the extent of any such performance that complies with the terms of this Confirmation. For the avoidance of doubt, Seller hereby acknowledges that notwithstanding any such designation hereunder, to the extent any of Seller’s obligations in respect of this Transaction are not completed by its designee in compliance with the terms of this Confirmation, Seller shall be obligated to continue to perform or to cause any other of its designees to perform in respect of such obligations.
Section 9.04. Calculation Agent. Whenever the Calculation Agent is required to act or to exercise judgment in any way with respect to this Transaction, it will do so in good faith and in a commercially reasonable manner. Upon written request by either party, the Calculation Agent shall promptly provide a written explanation of any calculation or adjustment made by it including, where applicable, a description of the methodology and the basis for such calculation or adjustment in reasonable detail, it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models used by it for such calculation.
Section 9.05. Non-confidentiality. The Seller and the Purchaser hereby acknowledge and agree that, subject to Section 6.03, each is authorized to disclose the tax treatment and tax structure of this Confirmation and the transactions contemplated hereby to any and all persons, without limitation of any kind, and there are no express or implied agreements, arrangements or understandings to the contrary.
Section 9.06. Unenforceability and Invalidity. To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Confirmation shall not render any other provision or provisions herein contained unenforceable or invalid.
Section 9.07. Securities Contract. The parties hereto agree and acknowledge as of the date hereof that (i) the Seller is a “financial institution” within the meaning of Section 101(22) of Title 11 of the United States Code (the “Bankruptcy Code”) and (ii) this Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, entitled to the protection of Sections 362(b)(6) and 555 of the Bankruptcy Code.
Section 9.08. No Collateral, Netting or Setoff. Notwithstanding any provision of the Agreement, or any other agreement between the parties, to the contrary, the obligations of the Purchaser hereunder are not secured by any collateral. Obligations under this Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement)

against obligations under this Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment.
Section 9.09. Equity Rights. The Seller acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of holders of Common Stock in the event of the Purchaser’s bankruptcy.
Section 9.10. Notices. Unless otherwise specified herein, any notice, the delivery of which is expressly provided for in this Confirmation, may be made by telephone, to be confirmed in writing to the address below. Changes to the information below must be made in writing.
(a)    If to the Purchaser:
PAREXEL International
Herman Heijermansweg 20
1077 WL
Amsterdam, Netherlands
ATTENTION: Peter Rietman
Treasurer
Phone: 011-31 20 5721-101
Fax: 011-31-20-5721-109
With a copy to:
PAREXEL International Corporation
195 West Street
Waltham, MA 02451
Attention: Douglas Batt
Title: General Counsel
Phone: 781-434-4158
Fax: 781-434-5033
(b)    If to the Seller:
JPMorgan Chase Bank, National Association
c/o J.P. Morgan Securities LLC
EDG Marketing Support
Email: EDG_OTC_HEDGING_MS@jpmorgan.com
Fax: 1-866-886-4506
With a copy to:
Sudheer Tegulapalle
Executive Director
383 Madison Avenue, Floor 05
New York, NY, 10179, United States
Telephone No: (212) 622-2100
Facsimile No: (212) 622-0398
Email: sudheer.r.tegulapalle@jpmorgan.com

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

Yours sincerely,
J.P. MORGAN SECURITIES LLC, as agent for JPMorgan Chase Bank, National Association, London Branch

By:	/s/ Sudheer R. Tegulapalle
Name: Sudheer R. Tegulapalle
Title: Executive Director

Confirmed as of the date first
above written:

PAREXEL INTERNATIONAL CORPORATION
By:	/s/ James F. Winschel, Jr.
Name: James F. Winschel, Jr.
Title: Senior Vice President and CFO

JPMorgan Chase Bank, National Association
Organised under the laws of the United States as a National Banking Association.
Main Office 1111 Polaris Parkway, Columbus, Ohio 43271
Registered as a branch in England & Wales branch No. BR000746.
Registered Branch Office 125 London Wall, London EC2Y 5AJ
Authorised and regulated by the Financial Services Authority